MAM Software Group, Inc.
Maple Park,
Maple Court
Tankersley
Barnsley, UK S75 3DP

May 18, 2011

United States Securities and Exchange Commission
Washington, D.C. 20549
Attn: Stephen Krikorian, Accounting Branch Chief

Re:
MAM Software Group, Inc.
Form 10-K for the Fiscal Year Ended June 30, 2010 Filed September 16, 2010
Form 10-K/A for the Fiscal Year Ended June 30, 2010 Filed March 7, 2011
Form 10-Q for the Quarterly Period Ended March 31, 2011 Filed May 3, 2011
File No. 000-27083

Dear Mr. Krikorian:

By signing this letter, the Company hereby acknowledges that:

• The Company is responsible for the adequacy and accuracy of the disclosure in the fillings;

• Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

• The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Charles F. Trapp
Name: Charles F. Trapp
Title: Chief Financial Officer